Exhibit 12.1
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

                                                       HRPT PROPERTIES TRUST
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (dollars in thousands)


                                    Nine Months Ended
                                        September 30,                               Year Ended December 31,
                                 -----------------------       ------------------------------------------------------------------
                                    2001           2000             2000           1999        1998          1997         1996
                                 -----------------------       ------------------------------------------------------------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item          $  67,980     $  70,941           $ 109,486    $ 116,188    $ 136,756    $  97,230    $  64,701
  Fixed charges                     69,257        79,121             104,337       91,420       66,612       38,703       23,279
  Distributions from equity
     investments                    19,968        23,651              30,294       18,606       10,320        9,640        9,360
  Capitalized interest                (603)       (1,330)             (1,680)      (1,488)        (447)        (165)          --
                                 ---------     ---------           ---------    ---------    ---------    ---------    ---------
Adjusted Earnings                $ 156,602     $ 172,383           $ 242,437    $ 224,726    $ 213,241    $ 145,408    $  97,340
                                 =========     =========           =========    =========    =========    =========    =========

Fixed Charges:
  Interest expense               $  66,164     $  75,849           $ 100,074    $  87,470    $  64,326    $  36,766    $  22,545
  Amortization of deferred
     financing costs                 2,490         1,942               2,583        2,462        1,839        1,772          734
  Capitalized interest                 603         1,330               1,680        1,488          447          165           --
                                 ---------     ---------           ---------    ---------    ---------    ---------    ---------
Total Fixed Charges              $  69,257     $  79,121           $ 104,337    $  91,420    $  66,612    $  38,703    $  23,279
                                 =========     =========           =========    =========    =========    =========    =========

Ratio of Earnings to Fixed
  Charges                             2.3x          2.2x                2.3x         2.5x         3.2x         3.8x         4.2x
                                 =========     =========           =========    =========    =========    =========    =========


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